Exhibit 10.1

ASSURANT EXECUTIVE 401(k) PLAN

Amended and Restated Effective as of January 1, 2014

ARTICLE 1

INTRODUCTION

Effective as of January 1, 1994, Fortis, Inc. established the Fortis, Inc. Executive Retirement and Profit Sharing Plan. The Plan was amended and restated effective as of January 1, 2001 (the “Prior Plan”). Effective as of February 4, 2004, the Company was renamed Assurant, Inc. (the “Company”) and the Prior Plan was renamed the Assurant Executive Pension and 401(k) Plan.

The Prior Plan contained provisions related to both pension and 401(k) benefits. Effective as of January 1, 2009, the Prior Plan was amended and restated to separate the provisions relating to pension and 401(k) benefits into two separate deferred compensation plans, which were entitled the Assurant Executive Pension Plan and the Assurant Executive 401(k) Plan (the “Plan”). The Plan set forth the amended and restated provisions related to the 401(k) benefits and was also amended to comply with Section 409A and for certain other purposes. Amounts earned and vested as of December 31, 2004 under the Prior Plan shall remain subject to the terms and conditions of the Prior Plan, and amounts earned or vested under this Plan or the Prior Plan after December 31, 2004 shall be subject to the terms and conditions of this Plan. Effective as of January 1, 2014, the Plan is hereby amended and restated to incorporate all amendments to the Plan since its last restatement. The purpose of the Plan is to help the Company retain employees of outstanding ability and to enable eligible employees to receive enhanced retirement benefits.

This document serves as both the Plan document and the Plan’s summary plan description. Certain important terms in this Plan are capitalized and have the meanings set forth in Article 11, unless the context indicates otherwise. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, unless the context clearly indicates to the contrary.

ARTICLE 2

ELIGIBILITY AND PARTICIPATION

2.01	Eligibility Requirements. An Employee shall become a Participant in the Plan on the later of (i) the date the Employee becomes eligible to receive the Employer Matching Contribution under the 401(k) Plan; or (ii) the first day of the Plan Year in which he has Executive Compensation in excess of the Code Section 401(a)(17) limits. Notwithstanding the foregoing, if an Employee was a Participant in the ABIG Plan as of December 31, 2000, did not elect to have his accrued benefit determined after December 31, 2000 as a pension equity benefit under the Pension Plan, and was not rehired by an Employer after December 31, 2000, then such Employee shall not participate in this Plan.

2.02	Character of Plan as a “Top Hat” Plan. Notwithstanding the foregoing, this Plan is intended to be an unfunded plan maintained primarily for the benefit of management and highly compensated employees, and the Committee shall be authorized to terminate the future participation of any Employee if it determines that continued participation by such Employee would jeopardize the Plan’s purpose.

ARTICLE 3

401(k) BENEFITS

3.01	Amount of Benefits. Each Plan Year beginning on or after January 1, 2012, the Company will credit to each eligible Participant’s Account six percent (6%) of the Participant’s Executive Compensation that exceeds the Participant’s Eligible Pay for the Plan Year.

3.02	Eligibility to Receive 401(k) Benefits. For Plan Years beginning on or after January 1, 2012, in order to be eligible to be credited with a 401(k) Benefit under the Plan for the Plan Year, a Participant must be (i) actively employed by an Employer during the Plan Year, and (ii) have received Executive Compensation in excess of his Eligible Pay for the Plan Year.

3.03	Timing of Benefits. Effective for Plan Years beginning on and after January 1, 2012, the Employer shall contribute a 401(k) Benefit to the Plan on behalf of an eligible Participant each payroll period beginning with the payroll period in which the eligible Participant’s Executive Compensation for the Plan Year first exceeds his Eligible Pay for the Plan Year and each payroll period thereafter during the Plan Year in which the Participant receives Executive Compensation.

The amount of the 401(k) Benefit to be contributed to the Plan on behalf of an eligible Participant for the first such payroll period shall be equal to six percent (6%) of the portion of the Participant’s Executive Compensation during such payroll period in excess of the Participant’s Eligible Pay. For each subsequent payroll period during the Plan Year, the amount contributed shall be equal to six percent (6%) of the eligible Participant’s Executive Compensation during such payroll period.

3.04	Individual Accounts. The amount of any 401(k) Benefits to which a Participant is entitled will be credited to an Account used for bookkeeping purposes only. Any income or loss on those amounts will also be credited to the Participant’s Account.

3.05	Investment of Accounts. Amounts credited to a Participant’s Account will be invested in the default investment fund selected by the Benefit Plans Investment Committee until such time as the Participant requests that such amounts be re-allocated to such other investment fund(s) as may be made available to Participants under the Plan from time to time.

Such amounts may be re-allocated by the Participant thereafter among such investment funds at such times as permitted by the Committee on a basis applied uniformly to all Participants. The shares of such investment funds shall be legally owned by the Company. Such investments shall merely indicate the rate of return on the amounts credited to a Participant’s Account, and shall not give the Participant an ownership interest, security interest, or preferred claim on the Company’s interest in such investments. Any change in the investment fund will be uniformly applied to all Participants.

ARTICLE 4

VESTING

4.01	Vesting Schedules. A Participant will become 100% vested in the portion of his 401(k) Benefits attributable to Plan Years beginning prior to January 1, 2012 when he (a) completes three (3) years of vesting service under the 401(k) Plan, or (b) terminates employment with an Employer on account of Retirement, Disability or death.

A Participant will become 100% vested in the portion of his 401(k) Benefits attributable to Plan Years beginning on and after January 1, 2012 when he (a) completes two (2) years of vesting service under the 401(k) Plan, or (b) terminates employment with an Employer on account of Retirement, Disability or death.

Any Participant who terminates employment for any reason other than Retirement, Disability or death before earning three (3) years of vesting service under the 401(k) Plan with respect to the portion of his 401(k) Benefits attributable to Plan Years beginning prior to January 1, 2012 and before completing two (2) years of vesting service under the 401(k) Plan with respect to the portion of his 401(k) Benefits attributable to Plan Years beginning on or after January 1, 2012 will not be entitled to receive the non-vested portion of his 401(k) Benefits under this Plan.

4.02	Forfeiture. Upon a Participant’s termination of employment with an Employer for any reason other than Retirement, Disability or death, the Participant shall forfeit the non-vested portion of his Account, if any.

4.03	Transferees. A Participant who transfers from one Employer to another Employer will not be deemed to have incurred a Separation from Service for purposes of this Plan.

ARTICLE 5

DISTRIBUTION OF BENEFITS

5.01	Form of Payment. A Participant will receive benefits under the Plan in the form of a lump sum payment.

5.02

Timing of Payment. A Participant will receive benefits under the Plan as soon as is administratively feasible, but no later than 90 days, after the Participant’s Separation from Service. Payment of a Specified Employee’s benefit that was earned and vested as of December 31, 2004 (together with any earnings thereon) shall be paid as soon as is administratively feasible, but no later than 90 days after the Specified Employee’s Separation from Service. Payment of a Specified Employee’s benefit that was earned and vested after December 31, 2004 (together with any earnings thereon) may not occur before the date that is six months after the Participant’s Separation from Service (or, if earlier, the date of death of the Participant). Notwithstanding the foregoing, the

Committee may, in its sole and absolute discretion, delay the time for payment of a benefit owed to a Participant hereunder, to the extent permitted under Treasury Regulation Section 1.409A-2(b)(7).

5.03	Payments in Event of Participant’s Death. If a Participant terminates employment with an Employer on account of his death, benefits under the Plan will be paid to his Beneficiary as soon as administratively feasible, but no later than 90 days, after the Participant’s death. Notwithstanding the foregoing, the Committee may, in its sole and absolute discretion, delay the time for payment of a benefit owed to a Participant hereunder, to the extent permitted under Treasury Regulation Section 1.409A-2(b)(7).

5.04	Payment to Minors and Incapacitated Persons. If any amount is payable to a minor or to any other person who is incapable of making a proper disposition (in the Committee’s judgment), the Plan will make a payment for the benefit of the individual in one of the following ways, as determined in Committee’s sole discretion:

(a)	by payment to the individual’s legal representative;

(b)	by payment directly to the individual; or

(c)	by payment in discharge of bills incurred by or for the benefit of the individual.

The Plan will make these payments as directed by the Committee without requiring intervention on the part of any guardian or like fiduciary, and without any obligation to monitor the use of the payment. Any payment made under this Plan will completely discharge the Plan’s obligation to the Participant and his Beneficiaries.

5.05	Application for Benefits. The Committee may require a Participant or Beneficiary to complete and file certain forms before he or she may receive benefits under the Plan. The Committee may rely upon all information the Participant provides, including the Participant’s current mailing address. Any person interested in receiving a distribution under the Plan must keep the Committee informed of his current mailing address.

5.06	Reinstatement of Service for Re-hires. If a former Participant is re-hired and again becomes a Participant of this Plan, then such Participant’s vesting service earned prior to such re-hire shall be reinstated only to the extent that such service is reinstated under the 401(k) Plan.

ARTICLE 6

FUNDING OF PLAN

The Company may establish a trust, in which event the Company intends, but is not required, to transfer over to the trust at least annually such assets as the Company determines, in its sole discretion, are necessary to provide for its respective future liabilities created with respect to the 401(k) Benefits. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the trust shall govern the rights of the Company, Participants and the creditors of the Company to the assets transferred to the trust. The Company shall at all times remain liable to carry out its obligations under the Plan. The Company’s obligations under the Plan may be satisfied with trust assets distributed pursuant to the terms of the trust, and any such distribution shall reduce the Company’s obligations under this Plan.

ARTICLE 7

ADMINISTRATION OF THE PLAN

7.01	Benefit Plans Committee. The Committee will have complete control of the administration of the Plan with all powers necessary to properly carry out the provisions of the Plan. In addition to all implied powers and responsibilities necessary to carry out the objectives of the Plan, the Committee will have the following specific powers and responsibilities:

(a)	to construe the terms of the Plan and to determine all questions regarding the administration, interpretation and operation of the Plan;

(b)	to amend any or all of the provisions of the Plan, except if any amendment would significantly increase the liabilities of the Plan;

(c)	to determine the amounts of any benefits payable under the Plan to a Participant, Beneficiary or other person;

(d)	to keep records of all acts and determinations of the Committee, and to keep all such records, books of accounts, data and other documents as may be necessary for the proper administration of the Plan;

(e)	to prepare and distribute information concerning the Plan to all Participants and Beneficiaries;

(f)	to do all things necessary to operate and administer the Plan in accordance with its provisions;

(g)	to delegate to one or more persons any of the duties described above and these delegates may be employees of the Company; and

(h)	to appoint administrators or other persons outside the Company, and to delegate such duties to each administrator or person outside the Company as the Committee deems appropriate.

7.02	Compensation Committee. The Compensation Committee will have the power and responsibility to appoint and/or remove members of the Benefit Plans Committee and the Benefit Plans Investment Committee. The Compensation Committee shall have no other responsibilities with respect to the Plan.

7.03	Executive Committee. The Executive Committee will have the power and responsibility to approve any amendment that would significantly increase the liabilities of the Plan; to terminate the Plan in whole or in part at any time in accordance with Article 8; and to authorize and approve the annual amount to be credited as 401(k) Benefits. The Executive Committee shall have no other responsibilities with respect to the Plan.

7.04	Investment Committee. The Benefit Plans Investment Committee will have the power and responsibility to determine the appropriate types of investments for the 401(k) Benefits under the Plan, and to select, modify, or eliminate the deemed investment funds to be made available for 401(k) Benefits from time to time. Any change in deemed investment funds will be uniformly applied to all Participants.

The Benefit Plans Investment Committee also will have the power and responsibility to appoint and/or remove any outside investment advisor. The Benefit Plans Investment Committee will have no other responsibilities with respect to the Plan.

ARTICLE 8

AMENDMENT AND TERMINATION

The Executive Committee reserves the right to terminate the Plan and provide for the acceleration of the time and form of a payment of benefits under the Plan, at any time and from time to time, with or without notice, in accordance with the rules under Section 409A. The Committee reserves the right to modify, alter or amend the Plan, at any time and from time to time, with or without notice, except that any amendment that would significantly increase the Company’s liabilities for the Plan must be approved by the Executive Committee; further provided, that no amendment or termination of the Plan will (without the written consent of the Participant, if living, and if not, of his Beneficiary) adversely affect the amount of the benefit to which a Participant or his Beneficiary is entitled under the terms of the Plan as of the date of the amendment or termination.

ARTICLE 9

MISCELLANEOUS

9.01	Headings. The headings and sub-headings in this Plan have been inserted for convenience only and should be ignored in construing its provisions.

9.02	Spendthrift Clause. None of the benefits, payments, proceeds or distributions under this Plan may be subject to the claim or legal process of a Participant’s or Beneficiary’s creditor(s); no Participant or Beneficiary (or their creditors) will have any right to alienate, commute, anticipate or assign any of the benefits, payments, proceeds or distributions under this Plan.

9.03	No Participant Contributions. No Employee contributions are required or permitted under this Plan.

9.04	Form of Payment. All benefit payments will be made in cash.

9.05	Withholding. The Committee will withhold from any payment any income or employment taxes required to be withheld under applicable federal, state or local law.

9.06	Governing Law. To the extent not preempted by federal law, the Plan will be governed by and construed in accordance with the laws of the State of New York.

9.07	Distribution Timing. This Section shall take precedence over any other provision of the Plan to the contrary. No provision of this Plan shall be followed if following the provision would result in the acceleration of the time or schedule of any payment from the Plan as would require immediate income tax to Participants based on the law in effect at the time the distribution is to be made, including Section 409A. In addition, a payment may be delayed after a designated payment date under the circumstances described in Section 409A, including payments subject to Code Section 162(m), or payments that would violate federal securities or other applicable law. In such case, payment will be made at the earliest date on which the Committee reasonably anticipates that the making of the payment will not cause such violation. The making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

ARTICLE 10

CLAIMS PROCEDURE

Any Participant, former Participant, Beneficiary or authorized representative (“Claimant”) may file a claim for benefits under the Plan by submitting a written statement to the Committee. The statement should describe the nature of the claim and request a determination of its validity under the terms of the Plan. Within ninety (90) days after the date the Committee receives such claim, the Committee will issue a ruling. If special circumstances require an extension of time for processing, the Committee will send the Claimant written notice of the extension prior to the termination of the 90-day period. In no case, however, will the extension of time delay the Committee’s decision beyond 180 days after the Committee received the claim.

If the claim is denied in whole or in part, the Committee will send the Claimant written notice. The notice will be written in a manner calculated to be understood by the Claimant and contain:

(1)	The specific reason(s) for denial;

(2)	Specific reference to the pertinent Plan provisions on which the denial is based;

(3)	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)	An explanation of the Plan’s claims review procedures and the time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under section 502(a) of ERISA following a denial of the claim upon appeal.

If a claim for benefits has been denied, a Claimant may appeal the denial by resubmitting a written statement to the Committee. The Claimant should request further review of the decision within sixty (60) days from the date the Claimant receives notice of a denial. The Claimant’s written appeal should set forth the reasons supporting the claim, the reasons such claim should not have been denied, and any other issues or comments which the Claimant deems appropriate with respect to the claim. If the Claimant so requests in writing, the Committee will make copies of the Plan documents pertinent to the claim available to the Claimant for examination.

Within sixty (60) days after the appeal is received, the Committee will notify the Claimant in writing of its final decision. If special circumstances require an extension of time for processing, the Committee will send the Claimant written notice of the extension prior to the termination of the 60-day period. In no case, however, will the extension of time delay the Committee’s decision on such appeal request beyond 120 days following receipt of the actual request.

The Committee’s written notice of its decision on appeal will include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, with specific references to the pertinent Plan provisions on which the decision is based, and a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim for benefits.

Any suit for benefits must be brought within one year after the date the Committee has made a final denial of a claim for benefits. Notwithstanding any other provision of the Plan to the contrary, any suit for benefits must be brought within two years after, in the case of any lump-sum payment, the date on which the payment was made or for all other claims, the date on which the action complained of occurred.

ARTICLE 11

DEFINITIONS

401(k) Benefits means the benefits described in Article 3.

401(k) Plan means the Assurant 401(k) Plan, as amended from time to time, or the successor to such plan.

ABIG Plan means the American Bankers Insurance Group, Inc. Retirement Plan. The ABIG Plan was merged into the predecessor to the Fortis Pension Plan as of November 30, 1999, but a

separate ABIG benefit structure was maintained under the predecessor to the Fortis Pension Plan, and continues to be maintained under such Plan. Any references in this Plan document to participation in the “ABIG Plan” as of December 31, 2000 shall mean that a person was covered as of such date under the separate ABIG benefit structure under the predecessor to the Fortis Pension Plan.

Account means the bookkeeping account established for each Participant under this Plan for purposes of the 401(k) Benefit. Each Account will reflect the amount of 401(k) Benefits credited under the Plan on a Participant’s behalf, plus any income or loss on those amounts.

Affiliate means any corporation that is a member of the Company’s controlled group of corporations (as defined in Code Section 414(b)) that includes the Company, any trade or business that is under common control (as defined in Code Section 414(c)) with the Company, any organization that is a member of an affiliated service group (as defined in Code Section 414(m)) that includes the Company, and any other entity required to be aggregated with the Company pursuant to regulations under Code Section 414(o).

Beneficiary means the Participant’s beneficiary under the 401(k) Plan. The Committee, in its sole discretion, may also permit a Participant to designate a different Beneficiary to receive benefits under this Plan.

Benefit Plans Investment Committee means the Benefit Plans Investment Committee appointed by the Compensation Committee.

Code means the Internal Revenue Code of 1986, as amended.

Committee means the Assurant, Inc. Benefit Plans Committee. The members of the Committee shall be appointed and/or removed by the Compensation Committee.

Company means, effective as of February 4, 2004, Assurant, Inc.

Compensation Committee means the Compensation Committee of the Board of Directors of the Company.

Disability means, except as may otherwise be required by Section 409A, a period of disability during which a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Company.

Effective Date means January 1, 2009.

Eligible Pay means “Eligible Pay” as defined in the 401(k) Plan, provided however, that for purposes of this Plan, Eligible Pay shall exclude the following amounts: (i) attendance bonus payments; (ii) instructor aerobics payments; (iii) alternate holiday paid; (iv) bonus recruiting payments; (iv) cost of living allowances, (v) payment of EAD hours, (vi) training bonuses; (vii) sign-on bonuses, and (viii) suggestion cash bonuses.

Employee means any person employed by the Company or an Affiliate who is eligible for an Employer Matching Contribution under the 401(k) Plan.

Employer means the Company or any Affiliate that has one or more of its Employees participating in the Plan.

Employer Matching Contribution means “Employer Matching Contribution” as defined in Article 2 of the 401(k) Plan.

Executive Compensation means amounts that would be taken into account as Eligible Pay under this Plan, disregarding the compensation limit under Code Section 401(a)(17); provided, however, that Executive Compensation shall include compensation deferred under the Assurant Deferred Compensation Plan, with such compensation to be included in Executive Compensation in the year of deferral rather than the year of payment to the Participant.

Executive Committee means the committee consisting of the Company’s Chief Executive Officer, Chief Financial Officer and Executive Vice President of Human Resources or others as appointed by the Board of Directors of the Company.

Participant means an Employee who is eligible for participation in the Plan as set forth in Section 2.01.

Pension Plan means the Assurant Pension Plan, as amended from time to time, or the successor to such plan.

Plan means the Assurant Executive 401(k) Plan set forth in this document, including any subsequent amendments to the Plan, or the successor to the Plan.

Plan Year means the calendar year.

Retirement means the date on which a Participant terminates employment on account of reaching his Retirement Date under the 401(k) Plan.

Section 409A means Code Section 409A and the Treasury regulations or any other authoritative guidance issued thereunder.

Separation from Service means “separation from service” within the meaning of Section 409A.

Specified Employee means a “specified employee” within the meaning of Section 409A.

(Signature Page Follows)

IN WITNESS WHEREOF, Assurant, Inc. has caused this Plan to be executed by its duly authorized officer on the date shown below, but effective as of January 1, 2014.

ASSURANT, INC.

By:	/s/ Robyn Price Stonehill
Title:	SVP, Compensation, Benefits and Shared Services
Date: March 6, 2014